Marathon Petroleum Corp. Reports Second-Quarter Results

•	Reported second-quarter income of $1.1 billion, or earnings per diluted share of $1.66; adjusted income of $1.1 billion, or adjusted earnings per diluted share of $1.73

•	Generated $2.6 billion of operating cash flow and returned $852 million of capital to shareholders, including $500 million in share repurchases

•	Realized synergies of $270 million in the second quarter

•	Strong retail results driven by exceptional execution across Speedway system

•	Successfully combined MPLX and ANDX into one public midstream company

•	Continued focus on portfolio optimization, which could include asset divestitures

FINDLAY, Ohio, Aug. 1, 2019 – Marathon Petroleum Corp. (NYSE: MPC) today reported net income of $1.1 billion, or $1.66 per diluted share, for the second quarter 2019 compared to $1.1 billion, or $2.27 per diluted share, for the second quarter of 2018. Excluding adjustments shown in the accompanying earnings release tables, second quarter 2019 adjusted net income was $1.1 billion, or $1.73 per diluted share, compared to $1.1 billion, or $2.29 per diluted share, for the second quarter of 2018.

MPC returned $852 million of capital to shareholders during the second quarter of 2019, including $500 million in share repurchases.

“This quarter we executed across our integrated business and progressed many strategic initiatives,” said Gary R. Heminger, chairman and chief executive officer. “Our retail business, comprised of Speedway and our direct dealer network, had an exceptional quarter and demonstrated its ability to capture value. We simplified our midstream structure into one public company to high-grade commercial opportunities and progressed an impressive slate of high-return projects that are expected to enhance integration across our system. Lastly, today we also highlighted our continued focus on portfolio optimization, which could include asset divestitures to strategically streamline our integrated asset base.

“We are confident that strengthening business fundamentals throughout the year and the competitive advantages of our integrated business model will both support a growing cash flow profile,” said Heminger.

Synergies

MPC realized $270 million of synergies in the second quarter. Some examples of realized synergies include: approximately $60 million of turnaround savings related to lower spending and incremental earnings from completing maintenance under budget and ahead of schedule, approximately $35 million from leveraging scale and logistics assets to optimize Canadian and Bakken supply sources, and approximately $10 million from improved catcracker yields at the company’s Los Angeles refinery.

“Our team’s impressive execution this quarter led to strong realized synergies,” said Heminger. “Combined with our first quarter results, we have realized $403 million of synergies year to date. Our progress gives us great confidence in achieving our target of up to $600 million of annual gross run-rate synergies by year-end 2019 and $1.4 billion by the end of 2021.”

Segment Results
In the second quarter of 2019, total income from operations was $2.0 billion compared to $1.7 billion for the second quarter of 2018. Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) was $3.2 billion in the second quarter of 2019 compared to $2.3 billion for the same quarter last year. Adjusted EBITDA excludes refining planned turnaround costs of $237 million in the second quarter of 2019 and $62 million in the second quarter of 2018.

	Three Months Ended June 30,
(In millions)	2019	2018
Income from Operations by Segment
Refining & Marketing	$906	$1,025
Retail	493	159
Midstream	878	617
Items not allocated to segments:
Corporate and other unallocated items	(179)	(81)
Transaction-related costs	(34)	(10)
Litigation	(22)	—
Impairments	—	1
Income from operations	$2,042	$1,711

Midstream
Midstream segment income from operations, which primarily reflects the results of MPLX LP (NYSE: MPLX) and Andeavor Logistics (ANDX), was $878 million in the second quarter of 2019, compared with $617 million for the second quarter of 2018. The increase was due to contributions of $223 million from ANDX and a $38 million increase driven primarily by growth across MPLX’s businesses. Segment EBITDA was $1.2 billion in the second quarter 2019 versus $808 million for the same quarter last year.

Retail
Retail segment income from operations was $493 million in the second quarter of 2019, compared with $159 million in the second quarter of 2018. The increase in earnings was largely related to the addition of the legacy Andeavor retail operations and higher fuel and merchandise margin contributions across the legacy Speedway system. Segment EBITDA was $623 million in the second quarter 2019 versus $232 million for the same quarter last year.
Retail fuel margin increased to 26.7 cents per gallon in the second quarter of 2019 from 16.5 cents per gallon in the second quarter of 2018. Same-store merchandise sales increased by 6.3 percent year-over-year and same-store gasoline sales volume decreased by 2.4 percent year-over-year.

Refining & Marketing (R&M)
R&M segment income from operations was $906 million in the second quarter of 2019 compared with $1.0 billion in the same quarter of 2018. The year-over-year decrease was primarily driven by narrower crude differentials and lower product realizations. R&M margin was $15.24 per barrel for the quarter with a clean product yield of 82 percent.

Segment adjusted EBITDA was $1.6 billion in the second quarter of 2019 versus $1.3 billion for the same quarter last year. Segment adjusted EBITDA excludes refinery planned turnaround costs which totaled $237 million in the second quarter of 2019, as the company completed maintenance work at its Garyville, Los Angeles, and Martinez refineries. This compares to $62 million of turnaround related work in the second quarter of 2018.
Refinery capacity utilization was 97 percent, resulting in total throughputs of 3.1 million barrels per day for the second quarter, which was 1.1 million barrels per day higher than the throughput for the second quarter of last year. The increase was primarily due to the addition of the Andeavor refineries.

Items Not Allocated to Segments and Other
Items not allocated to segments totaled $235 million of expenses in the second quarter of 2019 compared to $90 million in the second quarter of 2018. Second quarter 2019 results include $34 million of transaction-related expenses, $22 million of litigation charges, and the inclusion of legacy Andeavor corporate costs.

Strong Financial Position and Liquidity

As of June 30, 2019, the company had $1.2 billion in cash and cash equivalents (excluding MPLX and ANDX’s cash and cash equivalents of $7 million and $25 million, respectively), approximately $5 billion available under a revolving credit agreement, $1 billion available under a 364-day bank revolving credit facility and $750 million available under its trade receivables securitization facility.

Strategic Update

“This quarter saw significant advancement of strategic initiatives that we expect to enhance the strength and cash generation of our integrated model,” said Heminger.

MPC combined its two midstream businesses, MPLX and ANDX, to simplify its midstream structure into one public company to high-grade commercial opportunities. At the same time, the company progressed numerous high-return projects that are expected to advance its strategy of creating integrated crude oil and natural gas systems from the Permian Basin to the U.S. Gulf Coast.

During the quarter, MPLX announced a final investment decision on the Whistler natural gas pipeline. MPLX also signed definitive agreements on the Wink-to-Webster crude oil pipeline, in which it is expected to have an equity interest. The Gray Oak Pipeline, in which MPC has a 25 percent equity interest, remains on schedule and is expected to be placed in service in the fourth quarter of 2019. These pipelines will help connect growing domestic production with global demand while also providing refining value to MPC’s integrated business.
In the retail segment, Speedway continues to expand its brand through store conversions. As of June 30, 2019, Speedway had completed 237 store conversions in 2019, bringing the total number of conversions since the combination with Andeavor to 407. The company remains on track to complete 700 total cumulative store conversions by the end of 2019 including locations in the Southwest and on the West Coast. In July 2019, Speedway closed on its acquisition of 33 NOCO Express convenience stores in the Buffalo, New York area. The acquisition further expands Speedway’s brand presence in this region while supporting MPC’s Midwest product placement strategy and builds upon prior investments to maximize refinery utilization.

MPC also continues to expand its presence in Mexico. In addition to expanding its refined product distribution into this region, the company now has 155 ARCO stations in Mexico as of June 30, 2019, with plans to continue growing its brand. These stores provide additional product outlets and enhanced integration with the refining business.

In anticipation of the expected favorable uplift from the International Maritime Organization low-sulfur marine fuel rule, MPC has positioned its integrated business to optimize around changing market dynamics associated with the bunker fuel regulation change in 2020. The company’s preparations have included resid destruction strategies and bunker blending logistics capabilities.

During the quarter, the company progressed the completion of its Garyville crude revamp and coker drum replacement projects. The crude project is expected to be completed by the end of 2019. The coker project is expected to increase unit capacity by approximately 14 percent and remains on track to be completed in two phases, fourth quarter of 2019 and first quarter of 2020. On the logistics side, the company finalized plans to optimize its coker feed and resid processing capabilities between refineries and ensured readiness of its blending and storage capabilities near its key coastal export facilities.

Lastly, the company highlighted its continued focus on portfolio optimization, which could include asset divestitures. Proceeds from any divestitures would be used for general purposes, such as investments in high-return projects as well as debt reduction.

Third Quarter 2019 Outlook

Refining & Marketing Segment:
Refining operating costs per barrel(a)(b)	$5.90
Distribution costs (in millions)(a)	$1,300
Refining planned turnaround costs (in millions)(a)	$155
Depreciation and amortization (in millions)(a)	$420

Refinery throughputs (mbpd):
Crude oil refined	2,900
Other charge and blendstocks	150
Total	3,050

(a)
We revised our Refining & Marketing segment supplemental reporting in the second quarter. Costs formerly included in MPC’s direct operating costs category are now reported in three categories: operating costs, planned turnaround costs, and depreciation and amortization. We also report distribution costs which are primarily related to transportation and marketing of refined products, including fees paid to MPLX and ANDX.

(b)	Includes refining major maintenance and operating costs. Excludes turnaround and depreciation and amortization expenses.

Retail Segment:	Range
Speedway fuel sales (millions of gallons)	2,525	2,675
Merchandise sales (in $ millions)	1,625	1,725

Corporate and unallocated items (in $ millions)	190

Conference Call

At 9:30 a.m. EDT today, MPC will hold a conference call and webcast to discuss the reported results and provide an update on company operations. Interested parties may listen by visiting MPC’s website at http://www.marathonpetroleum.com and clicking on the “2019 Second-Quarter Financial Results” link. A replay of the webcast will be available on the company’s website for two weeks. Financial information, including the earnings release and other investor-related material, will also be available online prior to the conference call and webcast at https://www.marathonpetroleum.com.

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About Marathon Petroleum Corporation

Marathon Petroleum Corporation (MPC) is a leading, integrated, downstream energy company headquartered in Findlay, Ohio. The company operates the nation’s largest refining system with more than 3 million barrels per day of crude oil capacity across 16 refineries. MPC’s marketing system includes branded locations across the United States, including Marathon brand retail outlets. Speedway LLC, an MPC subsidiary, owns and operates retail convenience stores across the United States. MPC also owns the general partner and majority limited partner interest in MPLX LP, a midstream company which owns and operates gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure. More information is available at www.marathonpetroleum.com.

Investor Relations Contacts: (419) 421-2071
Kristina Kazarian, Vice President, Investor Relations
Taryn Erie, Manager, Investor Relations
Doug Wendt, Manager, Investor Relations

Media Contacts:
Hamish Banks, Vice President, Communications (419) 421-2521
Jamal Kheiry, Manager, Communications (419) 421-3312

References to Earnings and Defined Terms
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests. Discretionary free cash flow is defined as operating cash flow less maintenance and regulatory capital.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation (MPC). These forward-looking statements relate to, among other things, MPC’s acquisition of Andeavor and include expectations, estimates and projections concerning the business and operations, strategy and value creation plans of MPC. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,“ “policy,” “position,” “potential,” “predict,” “priority,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include: the risk that the cost savings and any other synergies from the Andeavor transaction may not be fully realized or may take longer to realize than expected; disruption from the Andeavor transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of Andeavor; risks related to the acquisition of Andeavor Logistics LP by MPLX LP (MPLX), including the risk that anticipated opportunities and any other synergies from or anticipated benefits of the transaction may not be fully realized or may take longer to realize than expected, including whether the transaction will be accretive within the expected timeframe or at all, or disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the ability to complete any divestitures on commercially reasonable terms and/or within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows; future levels of revenues, refining and marketing margins, operating costs, retail gasoline and distillate margins, merchandise margins, income from operations, net income or earnings per share; the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks; consumer demand for refined products; the ability to manage disruptions in credit markets or changes to credit ratings; future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; the reliability of processing units and other equipment; business strategies, growth opportunities and expected investment; share repurchase authorizations, including the timing and amounts of any common stock repurchases; the adequacy of capital resources and liquidity, including but not limited to, availability of sufficient cash flow to execute business plans and to effect any share repurchases or dividend increases, including within the expected timeframe; the effect of restructuring or reorganization of business components; the potential effects of judicial or other proceedings on the business, financial condition, results of operations and cash flows; continued or further volatility in and/or degradation of general economic, market, industry or business conditions; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; the anticipated effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed with the SEC. Copies of MPC's Form 10-K are available on the SEC website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office. Copies of MPLX's Form 10-K are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office.

We have based our forward-looking statements on our current expectations, estimates and projections about our industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law.

Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per-share data)	2019	2018	2019	2018
Revenues and other income:
Sales and other operating revenues	$33,547	$22,317	$61,814	$41,183
Income from equity method investments	107	80	206	166
Net gain on disposal of assets	4	3	218	5
Other income	30	45	65	75
Total revenues and other income	33,688	22,445	62,303	41,429
Costs and expenses:
Cost of revenues (excludes items below)	29,682	19,655	55,642	37,166
Depreciation and amortization	886	533	1,805	1,061
Selling, general and administrative expenses	904	424	1,785	826
Other taxes	174	122	360	225
Total costs and expenses	31,646	20,734	59,592	39,278
Income from operations	2,042	1,711	2,711	2,151
Net interest and other financial costs	322	195	628	378
Income before income taxes	1,720	1,516	2,083	1,773
Provision for income taxes	353	281	457	303
Net income	1,367	1,235	1,626	1,470
Less net income attributable to:
Redeemable noncontrolling interest	21	20	41	36
Noncontrolling interests	240	160	486	342
Net income attributable to MPC	$1,106	$1,055	$1,099	$1,092

Per-share data
Basic:
Net income attributable to MPC per share	$1.67	$2.30	$1.65	$2.34
Weighted average shares:	662	459	667	467
Diluted:
Net income attributable to MPC per share	$1.66	$2.27	$1.63	$2.31
Weighted average shares:	666	464	672	472

Income Summary (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2019(a)	2018	2019(a)	2018
Income from Operations by segment
Refining & Marketing	$906	$1,025	$572	$892
Retail	493	159	663	254
Midstream	878	617	1,786	1,184
Items not allocated to segments:
Corporate and other unallocated items	(179)	(81)	(370)	(170)
Capline restructuring gain	—	—	207	—
Transaction-related costs(b)	(34)	(10)	(125)	(10)
Litigation	(22)	—	(22)	—
Impairments	—	1	—	1
Income from operations	2,042	1,711	2,711	2,151
Net interest and other financial costs	322	195	628	378
Income before income taxes	1,720	1,516	2,083	1,773
Provision for income taxes	353	281	457	303
Net income	1,367	1,235	1,626	1,470
Less net income attributable to:
Redeemable noncontrolling interest	21	20	41	36
Noncontrolling interests	240	160	486	342
Net income attributable to MPC	$1,106	$1,055	$1,099	$1,092

(a)	Includes the results of Andeavor from the October 1, 2018 acquisition date forward.

(b)	Includes costs related to the Andeavor acquisition including financial advisor and legal fees, employee severance, and other expenses.

Capital Expenditures and Investments (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2019(a)	2018	2019(a)	2018
Refining & Marketing	$430	$196	$824	$387
Retail	120	88	193	127
Midstream	814	601	1,637	1,083
Corporate and Other(b)	38	33	79	69
Total	$1,402	$918	$2,733	$1,666

(a)	Includes the results of Andeavor from the October 1, 2018 acquisition date forward.

(b)	Includes capitalized interest of $34 million, $16 million, $65 million and $34 million, respectively.

Refining & Marketing Operating Statistics (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Refining & Marketing margin per barrel(a)	$15.24	$15.40	$13.23	$13.08
Less:
Refining operating costs per barrel(b)	5.35	4.19	5.47	4.72
Distribution costs per barrel(c)	4.48	4.17	4.56	3.93
Other per barrel(d)	(0.04)	(0.18)	(0.06)	(0.14)
Refining planned turnaround costs per barrel	0.83	0.33	0.75	0.66
Depreciation and amortization per barrel	1.44	1.36	1.49	1.41
Refining & Marketing segment income per barrel	$3.18	$5.53	$1.02	$2.50

Refining & Marketing refined product sales volume (mbpd)(e)	3,814	2,392	3,742	2,327
Crude oil capacity utilization (percent)(f)	97	100	96	96
Refinery throughputs (mbpd):(g)
Crude oil refined	2,937	1,878	2,902	1,812
Other charge and blendstocks	198	160	207	160
Total	3,135	2,038	3,109	1,972
Sour crude oil throughput (percent)	47	55	49	53
Sweet crude oil throughput (percent)	53	45	51	47
Refined product yields (mbpd):(g)
Gasoline	1,528	970	1,531	943
Distillates	1,080	691	1,086	651
Propane	57	40	55	35
Feedstocks and special products	370	278	350	283
Heavy fuel oil	51	27	48	31
Asphalt	83	72	81	65
Total	3,169	2,078	3,151	2,008

(a)	Sales revenue less cost of refinery inputs and purchased products, divided by total refinery throughputs.

(b)	Includes refining major maintenance and operating costs. Excludes turnaround and depreciation and amortization expense.

(c)
Includes fees paid to our two sponsored master limited partnerships, MPLX and ANDX, on a per barrel throughput basis, these fees were $2.80, $3.21, $2.81 and $3.01, respectively. Excludes depreciation and amortization expense.

(d)	Includes income from equity method investments, net gain on disposal of assets and other income.

(e)	Includes intersegment sales.

(f)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.

(g)	Excludes inter-refinery volumes of 102 mbpd, 64 mbpd, 88 mbpd and 53 mbpd, respectively.

Refining & Marketing Operating Statistics by Region (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019		2018	2019		2018
Gulf Coast
Refining & Marketing margin dollars per barrel(a)	$9.32	$	N/A	$8.58	$	N/A
Refining operating costs per barrel(b)	$4.03		$3.69	$3.95		4.47
Refining planned turnaround costs per barrel	$0.23		$0.08	$0.20		0.72
Refining depreciation and amortization per barrel	$1.03		$0.99	$1.08		1.04

Refinery throughputs (mbpd):(c)
Crude oil refined	1,154		1,156	1,162		1,106
Other charge and blendstocks	177		190	173		179
Total	1,331		1,346	1,335		1,285
Sour crude oil throughput (percent)	59		65	61		63
Sweet crude oil throughput (percent)	41		35	39		37
Refined product yields (mbpd):(c)
Gasoline	564		570	569		552
Distillates	440		458	443		410
Propane	29		26	28		22
Feedstocks and special products	293		290	293		294
Heavy fuel oil	15		16	14		20
Asphalt	21		23	21		20
Total	1,362		1,383	1,368		1,318

Mid-Continent
Refining & Marketing margin per barrel(a)	$20.21	$	N/A	$17.84	$	N/A
Refining operating costs per barrel(b)	$4.82		$4.70	$5.21		$4.80
Refining planned turnaround costs per barrel	$0.27		$0.76	$0.47		$0.51
Refining depreciation and amortization per barrel	$1.46		$1.66	$1.55		$1.71

Refinery throughputs (mbpd):(c)
Crude oil refined	1,155		722	1,106		706
Other charge and blendstocks	48		34	52		34
Total	1,203		756	1,158		740
Sour crude oil throughput (percent)	28		39	27		38
Sweet crude oil throughput (percent)	72		61	73		62
Refined product yields (mbpd):(c)
Gasoline	626		400	612		391
Distillates	412		233	400		241
Propane	20		14	19		13
Feedstocks and special products	71		52	55		42
Heavy fuel oil	16		11	16		11
Asphalt	61		49	59		45
Total	1,206		759	1,161		743

	Three Months Ended June 30,			Six Months Ended June 30,
	2019		2018	2019		2018
West Coast
Refining & Marketing margin per barrel(a)	$17.77	$	N/A	$14.33	$	N/A
Refining operating costs per barrel(b)	$8.01		$—	$8.10		$—
Refining planned turnaround costs per barrel	$2.80		$—	$2.18		$—
Refining depreciation and amortization per barrel	$1.29		$—	$1.31		$—

Refinery throughputs (mbpd):(c)
Crude oil refined	628		—	634		—
Other charge and blendstocks	75		—	70		—
Total	703		—	704		—
Sour crude oil throughput (percent)	58		—	66		—
Sweet crude oil throughput (percent)	42		—	34		—
Refined product yields (mbpd):(c)
Gasoline	338		—	350		—
Distillates	228		—	243		—
Propane	8		—	8		—
Feedstocks and special products	104		—	84		—
Heavy fuel oil	24		—	24		—
Asphalt	1		—	1		—
Total	703		—	710		—

(a)	Sales revenue less cost of refinery inputs and purchased products, divided by refinery throughputs, excluding inter-refinery transfer volumes.

(b)	Includes refining major maintenance and operating costs. Excludes turnaround and depreciation and amortization expense.

(c)	Includes inter-refinery transfer volumes.

Retail Operating Statistics (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Speedway fuel sales (millions of gallons)	1,957	1,450	3,828	2,843
Direct dealer fuel sales (millions of gallons)	646	N/A	1,276	N/A
Retail fuel margin (dollars per gallon)(a)	$0.2666	$0.1645	$0.2200	$0.1604
Merchandise sales (in millions)	$1,620	$1,285	$3,033	$2,414
Merchandise margin (in millions)	$471	$366	$878	$685
Merchandise margin percent	29.1%	28.5%	29.0%	28.4%
Same store gasoline sales volume (period over period)(b)	(2.4)%	(2.6)%	(2.8)%	(2.1)%
Same store merchandise sales (period over period)(b)(c)	6.3%	2.9%	5.9%	2.6%
Total convenience stores at period-end	3,913	2,744
Direct dealer locations at period-end	1,062	N/A

(a)	Includes bankcard processing fees (as applicable).

(b)	Same store comparison includes only locations owned at least 13 months.

(c)	Excludes cigarettes.

Midstream Operating Statistics (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Pipeline throughputs (mbpd)(a)	5,178	3,789	5,214	3,625
Terminal throughput (mbpd)	3,287	1,485	3,254	1,465
Gathering system throughput (million cubic feet per day)(b)	5,948	4,295	5,950	4,233
Natural gas processed (million cubic feet per day)(b)	8,535	6,850	8,528	6,740
C2 (ethane) + NGLs fractionated (mbpd)(b)	520	439	517	432

(a)	Includes common-carrier pipelines and private pipelines contributed to MPLX. Excludes equity method affiliate pipeline volumes.

(b)	Includes amounts related to unconsolidated equity method investments on a 100% basis.

Select Financial Data (Unaudited)

(In millions)	June 30, 2019	March 31 2019
Cash and cash equivalents	$1,247	$877
MPC debt	9,142	9,150
MPLX debt	14,036	13,833
ANDX debt	5,229	5,132
Total consolidated debt	28,407	28,115
Redeemable noncontrolling interest	1,005	1,004
Equity	43,061	42,858
Shares outstanding	660	667

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Cash provided by operations	$2,622	$2,386	$4,245	$2,249
Dividends paid per share	$0.53	$0.46	$1.06	$0.92

Non-GAAP Financial Measures
Management uses certain financial measures to evaluate our operating performance that are calculated and presented on the basis of methodologies other than in accordance with GAAP. We believe these non-GAAP financial measures are useful to investors and analysts to assess our ongoing financial performance because, when reconciled to their most comparable GAAP financial measures, they provide improved comparability between periods through the exclusion of certain items that we believe are not indicative of our core operating performance and that may obscure our underlying business results and trends. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and our calculations thereof may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures we use are as follows:

Adjusted Net Income Attributable to MPC
Adjusted net income attributable to MPC is defined as net income attributable to MPC excluding the items in the table below, along with their related income tax effect. We have excluded these items because we believe that they are not indicative of our core operating performance and that their exclusion results in an important measure of our ongoing financial performance to better assess our underlying business results and trends.

Adjusted Diluted Earnings Per Share
Adjusted diluted earnings per share is defined as adjusted net income attributable to MPC divided by the number of weighted-average shares outstanding in the applicable period, assuming dilution.

Reconciliation of Net Income Attributable to MPC to Adjusted Net Income Attributable to MPC

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2019	2018	2019	2018
Net income attributable to MPC	$1,106	$1,055	$1,099	$1,092
Pre-tax adjustments:
Capline restructuring gain	—	—	(207)	—
Transaction-related costs	34	10	125	10
Litigation	22	—	22	—
Impairments	—	(1)	—	(1)
Out of period tax adjustment	—	—	36	—
Tax impact of adjustments(a)	(14)	(2)	14	(2)
Adjusted net income attributable to MPC	$1,148	$1,062	$1,089	$1,099

Diluted earnings per share	$1.66	$2.27	$1.63	$2.31
Adjusted diluted earnings per share(b)	$1.73	$2.29	$1.62	$2.33

(a)	We generally tax effect taxable adjustments to reported earnings using a combined federal and state statutory rate of approximately 24 percent.

(b)
Weighted-average diluted shares outstanding and income allocated to participating securities, if applicable, in the adjusted earnings per share calculation are the same as those used in the GAAP diluted earnings per share calculation.

Adjusted EBITDA & Segment Adjusted EBITDA
Adjusted EBITDA and Segment Adjusted EBITDA represent earnings before net interest and other financial costs, income taxes, depreciation and amortization expense as well as adjustments to exclude refining turnaround costs and items not allocated to segment results. We believe these non-GAAP financial measures are useful to investors and analysts to analyze and compare our operating performance between periods by excluding items that do not reflect the core operating results of our business or in the case of turnarounds, which provide benefits over multiple years. We also believe that excluding turnaround costs from this metric is useful for comparability to other companies as certain of our competitors defer these costs and amortize them between turnarounds. Adjusted EBITDA and Segment Adjusted EBITDA should not be considered as a substitute for, or superior to segment income (loss) from operations, net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA and Segment Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Reconciliation of Net Income Attributable to MPC to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2019	2018	2019	2018
Net income attributable to MPC	$1,106	$1,055	$1,099	$1,092
Plus (Less):
Net interest and other financial costs	322	195	628	378
Net income attributable to noncontrolling interests	261	180	527	378
Provision for income taxes	353	281	457	303
Depreciation and amortization	886	533	1,805	1,061
Refining planned turnaround costs	237	62	423	235
Capline restructuring gain	—	—	(207)	—
Transaction-related costs	34	10	125	10
Litigation	22	—	22	—
Impairments	—	(1)	—	(1)
Adjusted EBITDA	$3,221	$2,315	$4,879	$3,456

Reconciliation of Segment Income From Operations to Segment Adjusted EBITDA and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2019	2018	2019	2018
Refining & Marketing Segment
Segment income from operations	$906	$1,025	$572	$892
Add: Depreciation and amortization	411	252	838	504
Refining planned turnaround costs	237	62	423	235
Segment Adjusted EBITDA	$1,554	$1,339	$1,833	$1,631
Retail Segment
Segment income from operations	$493	$159	$663	$254
Add: Depreciation and amortization	130	73	256	152
Segment EBITDA	$623	$232	$919	$406
Midstream Segment
Segment income from operations	$878	$617	$1,786	$1,184
Add: Depreciation and amortization	318	191	625	372
Segment EBITDA	$1,196	$808	$2,411	$1,556

Segment Adjusted EBITDA	$3,373	$2,379	$5,163	$3,593
Corporate and other unallocated items	(179)	(81)	(370)	(170)
Add: Depreciation and amortization	27	17	86	33
Adjusted EBITDA	$3,221	$2,315	$4,879	$3,456

Refining & Marketing Margin
Refining margin is defined as sales revenue less the cost of refinery inputs and purchased products and excludes any LCM inventory market adjustment.
Reconciliation of Refining & Marketing Income from Operations to Refining & Marketing Margin

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions)	2019		2018	2019		2018
Refining & Marketing income from operations	$906		$1,025	$572		$892
Plus (Less):
Refining operating costs(a)	1,527		776	3,079		1,685
Refining depreciation and amortization	368		235	755		471
Refining planned turnaround costs	237		62	423		235
Distribution costs(b)	1,277		774	2,567		1,403
Distribution depreciation and amortization	43		17	83		33
Income from equity method investments	(3)		(4)	(4)		(7)
Net gain on disposal of assets	—		(3)	(6)		(4)
Other income	(8)		(27)	(22)		(39)
Refining & Marketing margin	$4,347		$2,855	$7,447		$4,669

Refining & Marketing margin by region:
Gulf Coast	$1,090	$	N/A	$2,007	$	N/A
Mid-Continent	2,193		N/A	3,710		N/A
West Coast	1,064		N/A	1,730		N/A
Refining & Marketing margin	$4,347	$	N/A	$7,447	$	N/A

(a)	Includes refining major maintenance and operating costs. Excludes turnaround and depreciation and amortization expense.

(b)
Includes fees paid to our two sponsored master limited partnerships, MPLX and ANDX, of $798 million, $596 million, $1,584 million and $1,074 million, respectively. Excludes depreciation and amortization expense.

Retail Fuel Margin
Retail fuel margin is defined as the price paid by consumers or direct dealers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees (where applicable) and excluding any LCM inventory market adjustment.
Retail Merchandise Margin
Retail merchandise margin is defined as the price paid by consumers less the cost of merchandise.
Reconciliation of Retail Income from Operations to Retail Total Margin

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2019	2018	2019	2018
Retail income from operations	$493	$159	$663	$254
Plus (Less):
Operating, selling, general and administrative expenses	597	401	1,180	785
Depreciation and amortization	130	73	256	152
Income from equity method investments	(21)	(19)	(38)	(33)
Net gain on disposal of assets	—	—	(2)	—
Other income	(4)	(2)	(6)	(3)
Retail total margin	$1,195	$612	$2,053	$1,155

Retail total margin:
Fuel margin	$694	$239	$1,123	$456
Merchandise margin	471	366	878	685
Other margin	30	7	52	14
Retail total margin	$1,195	$612	$2,053	$1,155